As filed with the Securities and Exchange Commission on November 26, 2013

Securities Act File No. 333-185238

Investment Company Act File No. 811-22743

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-1A

(CHECK APPROPRIATE BOX OR BOXES)

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933	☒
Pre-Effective Amendment No.	☐
Post-Effective Amendment No. 2	☒

and/or

REGISTRATION STATEMENT

UNDER

THE INVESTMENT COMPANY ACT OF 1940	☒

Amendment No. 6

BLACKSTONE ALTERNATIVE INVESTMENT FUNDS

(Exact name of Registrant as Specified in Charter)

345 Park Avenue

28th Floor

New York, New York 10154

(Address of Principal Executive Offices)

Registrant’s Telephone Number, including Area Code: (212) 583-5000

Peter Koffler, Esq.

c/o Blackstone Alternative Investment Advisors LLC

345 Park Avenue

28th Floor

New York, New York 10154

(Name and Address of Agent for Service)

COPY TO:

James E. Thomas, Esq.

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, MA 02199-3600

This post-effective amendment will become effective immediately pursuant to Rule 462(d).

EXPLANATORY NOTE

This Post-Effective Amendment No. 2 to the Registration Statement on Form N-1A (File No. 333-185238) of Blackstone Alternative Investment Funds (the “Registration Statement”) is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of filing exhibits to the Registration Statement. Accordingly, this Post-Effective Amendment No. 2 consists only of a facing page, this explanatory note, Part C of the Registration Statement, and exhibits (a)(3), (d)(16), (p)(13), and (p)(15) filed pursuant to Item 28 of the Registration Statement. This Post-Effective Amendment No. 2 does not modify any other part of the Registration Statement. Pursuant to Rule 462(d) under the Securities Act, this Post-Effective Amendment No. 2 shall become effective immediately upon filing with the Securities and Exchange Commission. The contents of the Registration Statement are hereby incorporated by reference.

PART C. OTHER INFORMATION

Item 28.	Exhibits

a.1	Agreement and Declaration of Trust of Blackstone Investor Solutions Funds (the “Registrant”), dated August 27, 2012.(1)

a.2	Amendment No. 1 to Agreement and Declaration of Trust of the Registrant, dated September 10, 2012.(1)

a.3	Amendment No. 2 to Agreement and Declaration of Trust of the Registrant, dated September 18, 2013 – filed herewith as Exhibit (a)(3).

b.	By-Laws of the Registrant, effective as of August 27, 2012, as amended September 10, 2012.(2)

c.	See Article III (Shares), Article IV (Trustees), Article V (Shareholders’ Voting Powers and Meetings), Article VIII (Indemnification) and Article IX (Miscellaneous) of the Declaration of Trust of the Registrant and Article 10 (Shareholders’ Powers and Meetings) of the Bylaws of the Registrant.

d.1	Investment Management Agreement between the Registrant, on behalf of Blackstone Alternative Multi-Manager Fund (the “Fund”), and Blackstone Alternative Investment Advisors LLC (“BAIA”).(3)

d.2	Investment Management Agreement between Blackstone Alternative Multi-Manager Sub Fund II Ltd., a wholly-owned subsidiary of the Fund, and BAIA.(3)

d.3	Investment Management Agreement between Blackstone Alternative Multi-Manager Sub Fund III L.L.C., a wholly-owned subsidiary of the Fund, and BAIA.(3)

d.4	Investment Management Agreement between Blackstone Alternative Multi-Manager Sub Fund IV L.L.C., a wholly-owned subsidiary of the Fund, and BAIA.(4)

d.5	Form of Investment Sub-Advisory Agreement between BAIA and Boussard & Gavaudan Asset Management, LP.(4)

d.6	Form of Investment Sub-Advisory Agreement between BAIA and BTG Pactual Asset Management US, LLC.(4)

d.7	Form of Investment Sub-Advisory Agreement between BAIA and Caspian Capital LP.(4)

d.8	Form of Investment Sub-Advisory Agreement between BAIA and Cerberus Sub-Advisory I, LLC.(4)

d.9	Form of Investment Sub-Advisory Agreement between BAIA and Chatham Asset Management, LLC.(4)

d.10	Form of Investment Sub-Advisory Agreement between BAIA and Credit Suisse Hedging-Griffo Serviços Internacionais S.A.(4)

d.11	Form of Investment Sub-Advisory Agreement between BAIA and Good Hill Partners LP.(4)

d.12	Form of Investment Sub-Advisory Agreement between BAIA and HealthCor Management, L.P. (4)

d.13	Form of Investment Sub-Advisory Agreement between BAIA and Nephila Capital Ltd.(4)

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d.14	Form of Investment Sub-Advisory Agreement between BAIA and Two Sigma Advisers, LLC.(4)

d.15	Form of Investment Sub-Advisory Agreement between BAIA and Wellington Management Company, LLP.(4)

d.16	Investment Sub-Advisory Agreement between BAIA and Bayview Asset Management, LLC – filed herewith as Exhibit (d)(16).

e.	Distribution Agreement between the Registrant and Blackstone Advisory Partners L.P. (the “Distributor”) dated June 28, 2013.(3)

f.	None

g.	Master Custodian Agreement between the Registrant and State Street Bank and Trust Company, dated May 7, 2013.(3)

h.1	Form of Transfer Agency and Service Agreement between the Registrant and State Street Bank and Trust Company.(3)

h.2	Form of Administration Agreement between the Registrant and State Street Bank and Trust Company.(3)

h.3	Expense Limitation and Reimbursement Agreement between the Registrant and BAIA.(4)

h.4	Form of Securities Lending Authorization Agreement between the Registrant and State Street Bank and Trust Company.(4)

i.	Opinion and Consent of Ropes & Gray LLP, dated July 15, 2013, as to the Registrant’s Shares.(4)

j.	Consent of Deloitte & Touche LLP, dated July 15, 2013.(4)

k	None.

l.	None.

m.	None.

n.	None.

p.1	Code of Ethics of the Registrant.(3)

p.2	Code of Ethics of BAIA.(3)

p.3	Code of Ethics of Boussard & Gavaudan Asset Management, LP.(4)

p.4	Code of Ethics of BTG Pactual Asset Management US, LLC.(4)

p.5	Code of Ethics of Caspian Capital LP.(4)

p.6	Code of Ethics of Cerberus Sub-Advisory I, LLC.(4)

p.7	Code of Ethics of Chatham Asset Management, LLC.(4)

p.8	Code of Ethics of Credit Suisse Hedging-Griffo Serviços Internacionais S.A.(4)

p.9	Code of Ethics of Good Hill Partners LP.(4)

p.10	Code of Ethics of HealthCor Management, L.P. (4)

p.11	Code of Ethics of Nephila Capital Ltd.(4)

p.12	Code of Ethics of Two Sigma Advisers, LLC.(4)

p.13	Code of Ethics of Wellington Management Company, LLP – filed herewith as Exhibit (p)(13).

p.14	Code of Ethics of the Distributor.(3)

p.15	Code of Ethics of Bayview Asset Management, LLC – filed herewith as Exhibit (p)(15).

q.	Power of Attorney.(2)

1.	Previously filed with the SEC as part of the Registration Statement under the Securities Act of 1933, as amended (the “1933 Act”) and the Investment Company Act of 1940, as amended (the “1940 Act”) on December 3, 2012, and hereby incorporated by reference.

2.	Previously filed with the SEC as part of Pre-Effective Amendment No. 2 to the Registration Statement under the 1933 Act and Amendment No. 2 to the Registration Statement under the 1940 Act on April 25, 2013, and hereby incorporated by reference.

3.	Previously filed with the SEC as part of Pre-Effective Amendment No. 3 to the Registration Statement under the 1933 Act and Amendment No. 3 to the Registration Statement under the 1940 Act on June 28, 2013, and hereby incorporated by reference.

4.	Previously filed with the SEC as part of Pre-Effective Amendment No. 4 to the Registration Statement under the 1933 Act and Amendment No. 4 to the Registration Statement under the 1940 Act on July 15, 2013, and hereby incorporated by reference.

Item 29.	Persons Controlled by or Under Common Control with the Fund

Wholly-owned subsidiaries of the Fund:

1.	Blackstone Alternative Multi-Manager Sub Fund II Ltd.

2.	Blackstone Alternative Multi-Manager Sub Fund III L.L.C.

3.	Blackstone Alternative Multi-Manager Sub Fund IV L.L.C.

Item 30.	Indemnification

Reference is made to Article VIII (Indemnification) of the Registrant’s Agreement and Declaration of Trust, which is incorporated by reference herein. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “1933 Act”), may be permitted to trustees, officers and controlling persons of the Registrant by the Registrant pursuant to the Registrant’s Agreement and Declaration of Trust, its By-Laws or otherwise, the Registrant is aware that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the 1933 Act and, therefore, is unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by trustees, officers or controlling persons of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustees, officers or controlling persons in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

Item 31.	Business and Other Connections of Investment Adviser

BAIA is the investment adviser to the Fund, and its business is summarized in Part A and Part B of this Registration Statement under the sections entitled “Management of the Fund” and “Investment Management and Other Services,” respectively. Information as to any other businesses, professions, vocations or employments of a substantial nature engaged in by officers of BAIA during the last two fiscal years is incorporated by reference to Form ADV filed by BAIA with the SEC under the Investment Advisers Act of 1940, as amended (SEC File No. 801-77791).

Bayview Asset Management, LLC (“Bayview”) serves as sub-adviser to Blackstone Alternative Multi-Manager Fund. Bayview is primarily engaged in the investment management business. Information about the officers and members of Bayview is included in its Form ADV filed with the SEC (registration number 801-73638) and this information, and only this information, is incorporated herein by reference.

Boussard & Gavaudan Asset Management, LP. (“BGAM”) serves as sub-adviser to Blackstone Alternative Multi-Manager Fund. BGAM is primarily engaged in the investment management business. Information about the officers and members of BGAM is included in its Form ADV filed with the SEC (registration number 801-64901) and this information, and only this information, is incorporated herein by reference.

BTG Pactual Asset Management US, LLC (“BTG”) serves as sub-adviser to Blackstone Alternative Multi-Manager Fund. BTG is primarily engaged in the investment management business. Information about the officers and members of BTG is included in its Form ADV filed with the SEC (registration number 801-71004) and this information, and only this information, is incorporated herein by reference.

Caspian Capital LP (“Caspian”) serves as sub-adviser to Blackstone Alternative Multi-Manager Fund. Caspian is primarily engaged in the investment management business. Information about the general partner of Caspian is included in its Form ADV filed with the SEC (registration number 801-72238) and this information, and only this information, is incorporated herein by reference.

Cerberus Sub-Advisory I, LLC (“Cerberus Sub-Advisory”) serves as sub-adviser to Blackstone Alternative Multi-Manager Fund. Cerberus Sub-Advisory, a recently formed entity, is an affiliate of Cerberus Capital Management, L.P. (“CCM”). Information as to the directors and officers of Cerberus Sub-Advisory, among others, is included in its Form ADV, filed with the SEC (registration number 801-78207) and this information, and only this information, is incorporated herein by reference.

Chatham Asset Management, LLC (“Chatham”) serves as sub-adviser to Blackstone Alternative Multi-Manager Fund. Chatham is primarily engaged in the investment management business. Information about the officers and members of Chatham is included in its Form ADV filed with the SEC (registration number 801-73452) and this information, and only this information, is incorporated herein by reference.

Credit Suisse Hedging-Griffo Serviços Internacionais S.A. (“CSHG”) serves as sub-adviser to Blackstone Alternative Multi-Manager Fund. CSHG is primarily engaged in the investment management business. Information about the officers and directors of CSHG is included in its Form ADV filed with the SEC (registration number 801-62782) and this information, and only this information, is incorporated herein by reference.

Good Hill Partners LP (“Good Hill”) serves as sub-adviser to Blackstone Alternative Multi-Manager Fund. Good Hill is primarily engaged in the investment management business. Information about the officers and partners of Good Hill is included in its Form ADV filed with the SEC (registration number 801-70244) and this information, and only this information, is incorporated herein by reference.

HealthCor Management, L.P. (“HealthCor”) serves as sub-adviser to Blackstone Alternative Multi-Manager Fund. HealthCor is primarily engaged in the investment management business. Information about the officers and partners of HealthCor is included in its Form ADV filed with the SEC (registration number 801-74201) and this information, and only this information, is incorporated herein by reference.

Nephila Capital Ltd. (“Nephila”) serves as sub-adviser to Blackstone Alternative Multi-Manager Fund. Nephila is primarily engaged in the investment management business. Information about the officers and partners of Nephila is included in its Form ADV filed with the SEC (registration number 801-63514) and this information, and only this information, is incorporated herein by reference.

Two Sigma Advisers, LLC (“Two Sigma”) serves as sub-adviser to Blackstone Alternative Multi-Manager Fund. Two Sigma is primarily engaged in the investment management business. Information about the officers and members of Two Sigma is included in its Form ADV filed with the SEC (registration number 801-71110) and this information, and only this information, is incorporated herein by reference.

Wellington Management Company, LLP (“Wellington Management”) serves as sub-adviser to Blackstone Alternative Multi-Manager Fund. Wellington Management is primarily engaged in the investment management business. Information about the executive officers of Wellington Management is included in its Form ADV filed with the SEC (registration number 801-15908) and this information, and only this information, is incorporated herein by reference.

Item 32.	Principal Underwriter

(a) Blackstone Advisory Partners L.P., the Fund’s principal underwriter, also serves as principal underwriter for the following investment companies registered under the Investment Company Act of 1940, as amended: Blackstone Alternative Alpha Fund and Blackstone Alternative Alpha Fund II.

(b) The following table sets forth information concerning each director and officer of the Fund’s principal underwriter, Blackstone Advisory Partners L.P.:

Name and Principal Business Address	Positions and Offices with Underwriter	Positions and Offices with Fund
Stephen A. Schwarzman 345 Park Ave., New York, NY, 10154	Chairman and Chief Executive Officer	N/A
Hamilton E. James 345 Park Ave., New York, NY, 10154	President	N/A
Paul D. Quinlan 345 Park Ave., New York, NY, 10154	Chief Financial Officer	N/A
Cyrus B. Richardson 345 Park Ave., New York, NY, 10154	Chief Compliance Officer	N/A

(c) The Fund has no principal underwriter who is not an affiliated person of the Fund or an affiliated person of such person.

Item 33.	Location of Accounts and Records

The account books and other documents required to be maintained by the Registrant pursuant to Section 31(a) of the Investment Company Act of 1940, as amended, and the rules thereunder will be maintained at the offices of BAIA, 345 Park Avenue, 28th Floor, New York, NY 10154 or the the Fund’s Administrator, State Street Bank and Trust Company, 1 Lincoln Street, Boston, MA 02111.

Item 34.	Management Services

None.

Item 35.	Undertakings

None.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and State of New York, on the 26th day of November, 2013.

BLACKSTONE ALTERNATIVE INVESTMENT FUNDS

By:	/s/ Brian F. Gavin
Name:	Brian F. Gavin
Title:	President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ John M. Brown*	Trustee	November 26, 2013
John M. Brown

/s/ Frank J. Coates*	Trustee	November 26, 2013
Frank J. Coates

/s/ Paul J. Lawler*	Trustee	November 26, 2013
Paul J. Lawler

/s/ Kristen M. Leopold*	Trustee	November 26, 2013
Kristen M. Leopold

/s/ Peter Koffler*	Trustee	November 26, 2013
Peter Koffler

/s/ Brian F. Gavin	President (Principal Executive Officer)	November 26, 2013
Brian F. Gavin

/s/ Arthur Liao	Treasurer (Principal Financial and Accounting Officer)	November 26, 2013
Arthur Liao

*By:	/s/ Brian F. Gavin
Brian F. Gavin** Date: November 26, 2013

**Attorney-in-Fact pursuant to a Power of Attorney previously filed with the SEC as part of Pre-Effective Amendment No. 2 to the Registration Statement under the 1933 Act and Amendment No. 2 to the Registration Statement under the 1940 Act on April 25, 2013.

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SIGNATURES

Blackstone Alternative Multi-Manager Sub Fund II Ltd. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and State of New York, on the 26th day of November, 2013.

BLACKSTONE ALTERNATIVE MULTI-MANAGER SUB FUND II LTD.

By:	/s/ Brian F. Gavin
Name:	Brian F. Gavin
Title:	Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Peter Koffler	Director	November 26, 2013
Peter Koffler

/s/ Brian F. Gavin	Director	November 26, 2013
Brian F. Gavin

SIGNATURES

Blackstone Alternative Multi-Manager Sub Fund III L.L.C. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and State of New York, on the 26th day of November, 2013.

BLACKSTONE ALTERNATIVE MULTI-MANAGER SUB FUND III L.L.C.

By:	/s/ Brian F. Gavin
Name:	Brian F. Gavin
Title:	Manager

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Peter Koffler	Manager	November 26, 2013
Peter Koffler

/s/ Brian F. Gavin	Manager	November 26, 2013
Brian F. Gavin

SIGNATURES

Blackstone Alternative Multi-Manager Sub Fund IV L.L.C. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and State of New York, on the 26th day of November, 2013.

BLACKSTONE ALTERNATIVE MULTI-MANAGER SUB FUND IV L.L.C.

By:	/s/ Brian F. Gavin
Name:	Brian F. Gavin
Title:	Manager

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Peter Koffler	Manager	November 26, 2013
Peter Koffler

/s/ Brian F. Gavin	Manager	November 26, 2013
Brian F. Gavin

EXHIBIT INDEX

Blackstone Alternative Investment Funds

Exhibit Ref.	Title of Exhibit

(a)(3)	Amendment No. 2 to Agreement and Declaration of Trust of the Registrant, dated September 18, 2013.

(d)(16)	Investment Sub-Advisory Agreement between BAIA and Bayview Asset Management, LLC.

(p)(13)	Code of Ethics of Wellington Management Company, LLP.

(p)(15)	Code of Ethics of Bayview Asset Management, LLC.

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